Exhibit 10.1

                             MEMORANDUM of AGREEMENT

This Memorandum of Agreement (MOA) is made and entered into and effective this 29th day of February, 2012, by and between Domark International, Inc., a Nevada corporation (DOMK), and Xiamen Taiyang Neng Gongsi (XTNG) and Michael Franklin, hereinafter collectively XTNG.

Whereas, DOMK is engaged in developing made for television events beginning in 2012, under the banner The Golf Championships (TGC), in operating the VPAR Scoring technology in the State of Florida under an exclusive license, and has formed a new wholly owned subsidiary to enter the consumer electronics industry under the name SolaWerks, Inc. and

Whereas, XTNG is engaged in developing and manufacturing solar consumer electronics products, more specifically the solar charging case for the iPad, (the SolaPad)

Whereas, the parties hereto believe that establishing a mutually beneficial strategic relationship is in the best interest of both parties.

Now therefore, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The term of this agreement is for a period commencing on March 1, 2012 and ending on December 31, 2018 unless terminated earlier as provided herein.

2. For $10,000.00 and other valuable consideration, the receipt of which is hereby acknowledged, XTNG agrees to do the following:

     a. XTNG Grants DOMK an exclusive worldwide license for the resale of SolaPad.

     b. XTNG Grants DOMK a joint patent right for the SolaPad. Said patent rights shall remain effective as long as DOMK is not in default of the payment of royalties to XTNG as specified in this MOA. This grant of joint patent rights shall survive termination of this agreement.

     c. XTNG Grants DOMK a first right of refusal for the exclusive worldwide license for XTNG's solar charging case for iPhone (SolaCase) under terms substantially identical to those described herein for the SolaPad. DOMK may exercise its right of first refusal at any time prior to June 30, 2012. DOMK may exercise its right of first refusal by providing written notice to XTNG, by electronic communication and US Mail.

3. DOMK agrees to provide the following:

     a. In exchange for the grant of exclusive worldwide license as set forth above, DOMK shall pay XTNG an initial license fee of $ 10,000.00.
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     b. Thereafter, DOMK shall pay to XTNG a royalty of $ 5.00 per SolaPad unit sold on an "as sold and paid for" basis.

4. XTNG and DOMK agree that neither party has any authority, express or implied, to incur any liability for the other at any time during this agreement. Further, the revenues and expenses generated by DOMK and its activities with respect to the products are DOMK's revenues.

5. XTNG and DOMK agree that DOMK may rebrand the product name at its sole discretion.

6. XTNG and DOMK agree that DOMK will transfer the license granted hereunder to its wholly owned subsidiary, SolarWerks, Inc., a Nevada corporation, where the business of sales of the products will be executed.

7. XTNG and DOMK agree that the contents of this agreement shall not be disclosed to the public or any third party until certain public filings are made with the Securities and Exchange Commission disclosing this agreement. DOMK is a public entity and is subject to rules governing the disclosure of public information. Once DOMK has filed the appropriate disclosures under Form 8K, XTNG and DOMK will then be able to disclose this agreement to other third parties. DOMK will notify XTNG when the information concerning this agreement can be released. Until that time, XTNG agrees to keep confidential and not disclose or discuss the content of this MOA with anyone.

8. This agreement may be terminated by either party for non-performance as follows:

     a. Upon a default in the payment of royalties as set forth herein by DOMK.

     b. Failure by XTNG to deliver the products ordered by DOMK, or its assign, within 8 weeks of the order date.

Upon an event of default, one party must notify the other of the default and provide 10 days to cure the default. In the event the defaulting party has not cured the default 10 days after the notice to cure is issued, this MOA shall be terminated.

In the event XTNG should default and does not cure the default within 10 days of a notice to cure the default XTNG shall not be entitled to any additional royalty payments for future sales of the SolaPad.

In the event DOMK should default and does not cure the default within 10 days of a notice to cure the default, XTNG shall be entitled to retain all payments and fees paid and earned by DOMK to XTNG and DOMK shall quit claim any interest in the joint patent rights granted by XTNG

9. XTNG grants DOMK a right of first refusal on any additional solar consumer electronics products developed by XTNG or affiliates during the term of this license. XTNG shall notify DOMK of the design and development of such new products and shall provide DOMK with a working prototype. DOMK shall have a 30 day period after receipt of the working prototype to exercise its right of first refusal by notifying XTNG of such exercise.

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10. In the event of a dispute between the parties relating to any term or provision of this agreement, XTNG and DOMK agree that the venue and jurisdiction shall be the state court of Florida located in Orange County, Florida.

11. Should an action be instituted by one party against the other, the prevailing party shall be entitled to recover reasonable attorney's fees and costs from the other party.

12. XTNG warrants and represents that XTNG owns all rights to the solar charging iPad case design and device, and has full authority to grant the rights to DOMK as set forth in this MOA.

13. XTNG warrants and represents that there is no claim or litigation of any kind with respect to XTNG ownership rights to the design and the device, including but not limited to the devices referenced herein.

Whereas, the parties hereto have executed this agreement as of the date first written above at Orlando, Florida.

Domark International, Inc.                 Xiamen Taiyang Neng Gongsi


By: /s/ R. Thomas Kidd                     By: /s/ Michael Franklin
    -------------------------------            ---------------------------------
    Tom Kidd, CEO                              Michael Franklin, President


                                               /s/ Michael Franklin
                                               ---------------------------------
                                               Michael Franklin

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